Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 30, 2023, relating to the financial statements of LogicMark, Inc. as of and for the year ended December 31, 2022, which appears in the Annual Report on Form 10-K of LogicMark, Inc. for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ BPM LLP

Walnut Creek, California

December 22, 2023